                                               Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-39101

PROSPECTUS SUPPLEMENT DATED JANUARY 15, 1999


(To Prospectus dated October 30, 1997, as supplemented March 6, 1998, June 15, 1998, September 1, 1998 and October 29, 1998)




                                    CYMER, INC.

                                 U.S. $172,500,000

       3 1/2%/7 1/4% Step-Up Convertible Subordinated Notes due August 6, 2004
                                        and
              Shares of Common Stock Issuable Upon Conversion Thereof


                         _________________________________



This Prospectus Supplement together, with the Prospectus, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their succcessors in connection with the offer and sale of the above referenced securities.

The section entitled "Selling Securityholders" commencing on page 34 of the Prospectus is hereby amended to include the following table:


                              SELLING SECURITYHOLDERS


--------------------------------------------------------------------------------------------------------------------
                                                                                            NUMBER OF SHARES OF
                                                         PRINCIPAL AMOUNT OF NOTES       COMMON STOCK BENEFICIALLY
                                                           BENEFICIALLY OWNED AND           OWNED AND OFFERED
                    SELLING SECURITYHOLDER                     OFFERED HEREBY                  HEREBY (1)(2)
--------------------------------------------------------------------------------------------------------------------
Morgan Stanley Dean Witter (3).......................              550,000                         11,702




(1)  Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $47.00 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes - Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(3) Within the past three years, Morgan Stanley Dean Witter has acted as an underwriter of securities of the Company. Represents additional Notes and Shares being registered by the Selling Securityholder.